UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Krehbiel, Jr., John H.
   c/o Molex Incorporated
   2222 Wellington Court
   Lisle, IL  60532
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   MOLEX INCORPORATED
   MOLX, MOLXA
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   June 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President & Chief Operating Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |72,600             |D     |                           |
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Common Stock               |      |    | |                  |   |           |624,533            |I     |(2)                        |
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Common Stock               |      |    | |                  |   |           |25,709,660         |I     |(3)                        |
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Common Stock               |      |    | |                  |   |           |4,450              |I     |By Spouse                  |
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Common Stock               |      |    | |                  |   |           |187,640            |I     |(4)                        |
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Common Stock               |06/03/|J(8)|V|286,925           |D  |           |573,852            |I     |(5)                        |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |4,186              |I     |By Children                |
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Common Stock               |      |    | |                  |   |           |29,587             |I     |(7)                        |
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Class B Common Stock       |      |    | |                  |   |           |2,551              |I     |(2)                        |
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Class B Common Stock       |      |    | |                  |   |           |41,949.5           |D     |                           |
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Class B Common Stock       |06/03/|J(8)|V|851               |   |           |1,701              |I     |(5)                        |
                           |97    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |627,096            |I     |(2)                        |
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Class A Common Stock       |06/04/|G   |V|1,439             |D  |           |4,339,931          |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |2,296              |I     |By Spouse                  |
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Class A Common Stock       |      |    | |                  |   |           |184,818            |I     |(4)                        |
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Class A Common Stock       |06/03/|J(8)|V|283,610           |D  |           |567,222            |I     |(5)                        |
                           |97    |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |3,172              |I     |(7)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Incentive Stock Option|$19.2896|     |    | |           |   |(6)  |10/22|Common Stock|       |       |4,248.438   |D  |            |
 (Right to Buy)       |        |     |    | |           |   |     |/98  |            |       |       |            |   |            |
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Incentive Stock Option|$24.4992|     |    | |           |   |(6)  |10/21|Common Stock|       |       |4,296.875   |D  |            |
 (Right to Buy)       |        |     |    | |           |   |     |/99  |            |       |       |            |   |            |
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Incentive Stock Option|$0.00   |     |    | |           |   |(1)  |07/31|Common Stock|       |       |3,529.688   |D  |            |
 (Right to Buy)       |        |     |    | |           |   |     |/99  |            |       |       |            |   |            |
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Stock Bonus Award (Rig|$30.80  |     |    | |           |   |(6)  |10/20|Common Stock|       |       |3,571.25    |D  |            |
ht to Acquire)        |        |     |    | |           |   |     |/00  |            |       |       |            |   |            |
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Incentive Stock Option|$0.00   |     |    | |           |   |(1)  |07/31|Common Stock|       |       |2,790       |D  |            |
 (Right to Buy)       |        |     |    | |           |   |     |/00  |            |       |       |            |   |            |
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Stock Bonus Award (Rig|$29.60  |     |    | |           |   |(6)  |10/25|Common Stock|       |       |3,377.50    |D  |            |
ht to Acquire)        |        |     |    | |           |   |     |/01  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Stock bonus awarded under The 1990 Molex Incorporated Executive Stock Bonus Plan in reliance upon the exemption provided by Rule 16b-3 that is distributable in four equal annual installments during the month of July contingent upon the executive remaining in the employ of the Registrant at the time of distribution.
2. By self as trustee of various irrevocable trusts for the benefit of his children.
3. By Partnership. The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
4.  By self as custodian for nephews (children of F. A.
Krehbiel).
5. By self as trustee under three voting trusts for benefit of his children.
6. Option granted under The 1991 Molex Incorporated Incentive Stock Option Plan in reliance upon the exemption provided by Rule 16b-3 that becomes exercisable one year after grant, expires five years after grant and vests in 25% annual increments on the anniversary date of the grant.
7.  From distribution of the estate of J. H. Krehbiel into a trust wherein F.
A. Krehbiel and J. H. Krehbiel, Jr. are
trustees and each has an undivided one-half beneficial interest.
8. Termination of voting trust wherein beneficiary received title to shares.
SIGNATURE OF REPORTING PERSON
John H. Krehbiel, Jr.
DATE
July 9, 1997